Exhibit 5.3

June 14, 2012

Harvest Operations Corp.
2100, 330 - 5th Avenue S.W.
Calgary, Alberta T2P 0L4

Dear Sirs/Mesdames:

Re:	Exchange Offer for US$500,000,000 of 6 7/8% Senior Notes due 2017

We have acted as Newfoundland and Labrador counsel to North Atlantic Refining Limited (“North Atlantic”) in connection with the registration under the United States Securities Act of 1933, as amended, of US$500,000,000 aggregate principal amount of 6 7/8% Senior Notes due 2017 (the “Exchange Notes”) of Harvest Operations Corp. (the “Company”) and related guarantees thereof (the “Exchange Guarantees”) by subsidiary guarantors, including North Atlantic (collectively, the “Guarantors”), pursuant to a registration statement on Form F-4 (the “Registration Statement”) of the Company and the Guarantors to be filed with the United States Securities and Exchange Commission.

The Exchange Notes and related Exchange Guarantees will be issued under an indenture dated as of October 4, 2010 (the “Indenture”) among the Company, the Guarantors, and U.S. Bank National Association, as trustee (the “Note Trustee”) and are to be offered in exchange for US$500,000,000 aggregate principal amount of outstanding 6 7/8% Senior Notes due 2017 of the Company and related guarantees thereof by the Guarantors.

We have examined such documents and records as we deemed relevant and necessary as a basis for the opinions set forth herein, including copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Indenture; and (iii) the registration rights agreement dated as of October 4, 2010 among the Company, the Guarantors and the initial purchasers named therein (the “Registration Rights Agreement”).

We have made no independent investigation or verification of any facts material to our opinions set forth herein and have relied on oral and written representations of fact from officers and representatives of the Company and certificates of public officials and officers of North Atlantic, including a certificate of good standing dated June 14, 2012 issued in respect of North Atlantic by the Registrar of Companies for the Province of Newfoundland and Labrador pursuant to the Business Corporations Act (Newfoundland and Labrador), upon which we have relied exclusively with respect to our opinions in paragraph 1 below, and a certificate dated as of the date hereof provided on behalf of North Atlantic regarding the identification and true copies of the corporate articles and by-laws of North Atlantic, as applicable, and directors’ resolutions, similar internal approvals and certain other factual matters.

In rendering the opinions set forth herein, we have assumed, without independent investigation: (i) the due execution and delivery, pursuant to due authorization, of all certificates, records, agreements, instruments and other documents by or on behalf of all parties thereto, other than North Atlantic to the extent that authorization, execution or delivery by North Atlantic are matters of NL Law (as defined below), and compliance by such parties with their obligations thereunder; (ii) that the offering of the Exchange Notes and Exchange Guarantees will in all respects be made, conducted and consummated in the manner described in the Registration Statement; (iii) the genuineness of all signatures; (iv) the authority and legal capacity of all individuals who have signed documents reviewed by us; (v) the authenticity of all documents submitted to us as originals; (vi) the conformity to authentic originals of all documents submitted to us as certified, facsimile, reproduced or conformed copies thereof and the veracity and completeness of the information contained therein; and (vii) that all representations of fact in the certificates, records, agreements, instruments and other documents that we have examined are true, accurate and complete.

We are solicitors qualified to practice law in the Province of Newfoundland and Labrador.  Our opinions herein are restricted to the laws of the Province of Newfoundland and Labrador and the federal laws of Canada applicable therein as in effect on the date hereof (“NL Law”), and we do not express any opinion as to the laws of any other jurisdiction.  We express no opinion as to any matter other than as expressly set forth below, and no opinion on any other matter may be inferred or implied herefrom.  Our opinions herein are given as at the date hereof and we disclaim any obligation to update this letter or advise you or any other person of any change in law or fact that may occur or come to our attention after the date hereof.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that:

1.                                       North Atlantic is a valid and subsisting corporation under the laws of the Province of Newfoundland and Labrador.

2.                                       The execution by North Atlantic of the Registration Statement, and the execution and delivery by North Atlantic of the Indenture and the Registration Rights Agreement and the performance by North Atlantic of its obligations thereunder, have been authorized by all necessary corporate action on the part of North Atlantic.

3.                                       Each of the Registration Statement, the Indenture and the Registration Rights Agreement has been duly executed by, and each of the Indenture and the Registration Rights Agreement has, to the extent that delivery is governed by NL Law, been duly delivered by North Atlantic.

4.                                       The execution by North Atlantic of the Registration Statement, and the execution and delivery by North Atlantic of the Indenture, the Registration Rights Agreement and the performance by North Atlantic of its obligations thereunder (including its Exchange Guarantee contained in the Indenture), do not and will not violate the corporate articles or by-laws of North Atlantic.

The opinions expressed herein relate solely to the exchange offer described herein and are rendered only in connection with the Registration Statement, and may not be relied upon or otherwise used or referred to for any other purpose, or quoted from or reproduced, in whole or in part, without our prior written consent, except that this opinion letter may be filed by the Company with the United States Securities and Exchange Commission as an exhibit to the Registration Statement.

We hereby consent to the inclusion of a reference to our firm under the heading “Legal Matters” contained in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we come with the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly,

/s/ STEWART McKELVEY